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                                                                EXHIBIT NO. 99.1

         KELLSTROM INDUSTRIES COMPLETES ACQUISITION OF SOLAIR, INC. FROM
                             BANNER AEROSPACE, INC.

            MARKS KELLSTROM'S ENTRY INTO AVIONICS & ROTABLES MARKETS

Sunrise, FL -- January 4, 1999 -- Kellstrom Industries, Inc. (NASDAQ:KELL - news) today announced that it has completed the acquisition of Solair, Inc., ("Solair"') from Banner Aerospace, Inc. (NYSE:BAR). As previously reported, the purchase price was approximately $57 million in cash and a warrant to purchase 300,000 shares of common stock of Kellstrom at $27.50 per share. Kellstrom financed this acquisition by utilizing part of its $250 million credit facility. As a result of this acquisition, Kellstrom is now in the avionics and high-end after-market rotables business which it is operating under the well-established and respected Solair brand name.

Founded in 1979 and acquired by Banner in 1986, Solair is a market leader in the sale of a wide variety of aircraft rotables and expendable components including flight data recorders, electrical and mechanical equipment, radar and navigation systems. To service its worldwide customer base of first-tier carriers, Solair has warehousing facilities in Ft. Lauderdale and Lakeland, Florida and Atlanta where it stocks parts for Boeing, McDonnell Douglas and Airbus aircraft. Solair maintains sales offices in London and Singapore. Its 1997 revenues were approximately $72 million, up from $61 million in 1996 and $46 million in 1995.

In a joint statement, Zivi R. Nedivi, President and Chief Executive Officer and Yoav Stern, Chairman of the Board, stated, "The Solair acquisition positions Kellstrom as a market leader in a large and growing adjacent market which is undergoing consolidation. With this transaction, we have added an enterprise with a superior reputation, strong brand recognition, as well as long term supply agreements and strategic relationships with air carriers across the globe. We believe that by applying Kellstrom's business practices and technology to Solair, it will be able to attain similar financial returns over time. In addition to the cross marketing and related internal growth opportunities this acquisition brings, our Solair division will be utilized as a platform to seek additional acquisitions in the avionics and rotables market, as we have done in the past with aircraft engines. As previously reported, we intend to adjust Solair's revenue mix to focus our efforts and resources on product lines which carry higher margins and/or offer rapid growth. By minimizing low margin sales, we expect the acquisition to be accretive (net of transaction expenses)."

Kellstrom Industries, Inc. is a leader in the airborne equipment segments of the international aviation services after-market. Kellstrom's principal business is the purchasing, overhauling (through subcontractors), reselling and leasing of aircraft, avionics and aircraft rotables, and engines and engine parts. The Company is also a leading international after-market reseller of turbo-jet engines and turbo-jet engine parts for helicopters and large cargo transport aircraft. The Company specializes in providing engines and parts for large turbo-fan engines manufactured by CFMI, General Electric, Pratt & Whitney and Rolls Royce. The Company is also an approved supplier to an international customer base including major domestic and international airlines, original equipment manufacturers and engine overhaul shops.


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The Company, from time to time, may discuss forward-looking information. This press release contains forward-looking statements. These forward-looking statements are based on many assumptions and factors, and are subject to many conditions, including the Company's continuing ability to effectively integrate the acquired companies, acquire adequate inventory and to obtain favorable pricing for such inventory, the ability to arrange for the repair of aircraft engines by third-party contractors prior to resale or lease, competitive pricing for the Company's products, customer concentration, demand for the Company's products which depends upon the condition of the airline industry, ability to collect receivables, government regulation, and the effects of increased indebtedness as a result of the Company's business acquisitions. Except for the historical information contained in this release, all forward-looking information are estimates by the Company's management and are subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ from management's current expectations.

CONTACT:                            OR      KELL'S INVESTOR RELATIONS COUNSEL:
Kellstrom Industries, Inc.                  The Equity Group Inc.
Zivi R. Nedivi, Pres. & CEO                 Linda Latman  (212) 836-9609
Michael W. Wallace, CFO                     Bob Goldstein  (212) 371-8660
(954) 845-0427
www.kellstrom.com